For Immediate Release:

Investor Relations Contact: Joe Allman
Republic Airways Holdings
Tel. (317) 246-2612

Republic Airways Holdings reports third quarter 2015 financial results

Indianapolis, Indiana (November 4, 2015) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported financial results for the third quarter of 2015.

Republic's pre-tax income for the third quarter of 2015 was $8.3 million, compared to $30.5 million for the prior year's third quarter. Republic's net income for the third quarter of 2015 was $2.9 million, or $0.06 per diluted share compared to prior year net income of $18.5 million or $0.35 per diluted share. The effective tax rate of 65.1% for the quarter was higher than the normalized tax rate, primarily due to the impact of miscellaneous non-deductible expenses.

"The third quarter 2015 financial results continued to be negatively impacted by our inability to fully utilize our aircraft due to regulatory changes that created a national pilot shortage which has been uniquely amplified by our ongoing labor dispute. As a result of this pilot labor shortage we operated approximately 6% fewer block hours during the third quarter of 2015 as compared to the third quarter of 2014. The third quarter results were also negatively impacted by fleet transition costs and idled aircraft costs totaling $7.2 million associated with our removal of E190 and Q400 aircraft and surplus E145 aircraft," said Republic Airways Holdings Chairman, President and CEO, Bryan Bedford. "The ratification of a new labor agreement with our pilots represents a significant positive step forward for our pilots and our airline and I would like to thank the leadership of the IBT Local 357 for their support through the ratification process. We simply could not move forward without a consensual agreement with our pilots; however, we still face several challenges as we continue our work to rebuild our operation and work to achieve a consensual restructuring with our other stakeholders."

The Company reported the following key metrics for the three and nine months ended September 30, 2015, and 2014:

	Three Months Ended September 30,			Nine Months Ended September 30,
(Unaudited)	2015	2014	% Increase / Decrease	2015	2014	% Increase/Decrease
(in millions, except as noted with *)
Available seat miles (ASMs)	3,600	3,818	(5.7)%	10,719	10,899	(1.7)%
Block hours (hours)	182,488	194,716	(6.3)%	542,413	572,077	(5.2)%
Departures*	106,701	110,272	(3.2)%	307,089	320,120	(4.1)%
Operating revenues	$340.5	$349.7	(2.6)%	$1,019.1	$1,030.2	(1.1)%
Pre-tax income	$8.3	$30.5	(72.8)%	$28.6	$86.6	(67.0)%
Pre-tax Margin*	2.4%	8.7%	-6.3 pts	2.8%	8.4%	-5.6 pts
Diluted earnings per share*	$0.06	$0.35	(82.9)%	$0.27	$1.01	(73.3)%
EBITDA	$84.8	$104.6	(18.9)%	$257.9	$323.7	(20.3)%
EBITDA margin*	24.9%	29.9%	-5.0 pts	25.3%	31.4%	-6.1 pts

Operating Revenue Highlights
Operating revenues decreased $9.2 million, or 2.6%, during the third quarter of 2015 to $340.5 million. Fixed-fee service revenue decreased $9.7 million, or 2.8%, to $334.0 million primarily due to a decrease in block hours flown and reduced revenues associated with the non-reimbursed aircraft ownership costs associated with aircraft temporarily removed from revenue service during the third quarter.

Operating Expense Highlights
Wages and benefits expenses decreased 1.6%, or $1.5 million, primarily due to lower employee expenses as a result of a decrease in flying levels.

Maintenance and repair expense increased 8.5%, or $5.6 million, due to an increase in engine limited life part events, coupled with an increase in other engine repair costs.

Depreciation and amortization expense increased 6.9%, or $3.0 million, due primarily to the increase in the number of owned aircraft.

Other expenses increased 27.9%, or $10.2 million, primarily due to an increase in reorganization costs, coupled with an increase in costs for fleet transition, professional fees, crew hotels and increased crew training costs.

Balance Sheet and Liquidity Highlights
The Company's unrestricted cash balance increased $8.9 million, to $232.8 million, from December 31, 2014, due mainly to the $74.0 million draw on the Company's revolving credit facility offset by the investment in new aircraft. A consolidated balance sheet and a condensed statement of cash flows have been included in the tables section of this release.

The Company's debt increased to $2.40 billion as of September 30, 2015, compared to $2.34 billion at December 31, 2014, primarily related to the Company purchasing 12 E175 aircraft offset by scheduled principal repayments.

Recent Business Developments
On October 5, 2015, Delta Air Lines Inc. (Delta) filed suit against the Company alleging that the Company was in breach of its contractual obligations under both Delta Connection Agreements. Delta alleges among other things, that Shuttle America breached the Agreements by failing to operate all of Delta's flights, and claims damages. We believe the allegations are unfounded and without merit.

On October 22, 2015, Bombardier Commercial Aircraft (“Bombardier”) delivered a notice to the Company purporting to terminate, effective, October 31, 2015, the Smart Parts Q400 Agreement between the Company and Bombardier and the Q400 Onsite Inventory Agreement between the Company and an affiliate of Bombardier.   The Company disputes Bombardier’s right to terminate and has filed an action against Bombardier in United States District Court for the Southern District of New York and its affiliate seeking a declaratory judgment that Bombardier’s termination is invalid and a permanent injunction enjoining Bombardier from terminating the agreements based on its October 22, 2015 notice.  The Company also moved for a temporary restraining order and preliminary injunction enjoining Bombardier from terminating the agreements pending resolution of such action.  On October 28, 2015, the Court in the action entered an order based on Bombardier’s stipulation which prohibits Bombardier from terminating the agreements and from removing any of the parts covered by the agreements pending the Court’s decision on the Company’s preliminary injunction motion.  A hearing on the Company’s preliminary injunction motion is currently scheduled for November 17, 2015.

On October 27, 2015, the IBT Local 357 voted by a margin of 76% to ratify a new three-year contract, with approximately 90% of the eligible pilots voting. The three-year agreement became effective on its date of signing, October 29, 2015. The agreement invests approximately $50 million per year on average over the three-year duration of the new agreement, including both the ratification bonus and the anniversary bonus. The ratification bonus of approximately $17.0 million will be paid during the fourth quarter of 2015; and the anniversary bonus, currently estimated at approximately $14.0 million is expected to be paid during the fourth quarter of 2016. The new agreement includes significant improvements in work rules and pilot quality of life. Additionally, it establishes pay rates that recognize Republic’s pilots as leaders in the regional airline industry, including a transformational 74% increase in new hire first officer rates from $22.95 to $40.00 per hour.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Republic Airlines and Shuttle America, collectively “the airlines.” As of September 30, 2015, the airlines operate a combined fleet of about 240 aircraft and offer scheduled passenger service on about 1,250 flights daily to about 100 cities in the U.S. and Canada through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The Company currently employs about 6,200 aviation professionals. For more information about Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its third quarter 2015 results at 10 a.m. (Eastern time) Thursday, November 5, 2015. This call is being webcast by Thomson/Reuters and can be accessed at the Republic Airways Holdings' website, www.rjet.com. Those wishing to participate can do so by calling (866) 318-8614. International callers can participate by calling +1 (617) 399-5133; the passcode is 69358730.

To listen to a telephone replay of the webcast, call (888) 286-8010 and use password 68853881. International telephone replay will be available by calling +1 (617) 801-6888 and using the same password. The replay will be available from 2 p.m. (Eastern time) November 5, 2015, to 11:59 p.m. (Eastern time) November 12, 2015.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass the Company's beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Increase / (Decrease)	2015	2014	% Increase / (Decrease)
OPERATING REVENUES:
Fixed-fee service	$334.0	$343.7	(2.8)%	$1,002.1	$1,009.2	(0.7)%
Other	6.5	6.0	8.3%	17.0	21.0	(19.0)%
Total operating revenues	340.5	349.7	(2.6)%	1,019.1	1,030.2	(1.1)%
OPERATING EXPENSES:
Wages and benefits	92.3	93.8	(1.6)%	281.5	274.8	2.4%
Aircraft fuel	1.6	5.1	(68.6)%	9.2	18.0	(48.9)%
Landing fees and airport rents	6.6	7.0	(5.7)%	18.7	20.8	(10.1)%
Aircraft and engine rent	32.2	31.9	0.9%	94.5	94.3	0.2%
Maintenance and repair	71.5	65.9	8.5%	202.8	191.9	5.7%
Insurance and taxes	4.8	5.0	(4.0)%	14.6	15.9	(8.2)%
Depreciation and amortization	46.7	43.7	6.9%	139.4	127.2	9.6%
Impairment and other charges	—	—	—%	—	19.9	(100.0)%
Other	46.7	36.5	27.9%	141.2	109.4	29.1%
Total operating expenses	302.4	288.9	4.7%	901.9	872.2	3.4%

OPERATING INCOME	38.1	60.8	(37.3)%	117.2	158.0	(25.8)%
OTHER INCOME (EXPENSE):
Interest expense	(29.8)	(30.4)	(2.0)%	(89.9)	(90.0)	(0.1)%
Fair value gain - restructuring asset	—	—	—%	—	18.4	(100.0)%
Other, net	—	0.1	(100.0)%	1.3	0.2	550.0%
Total other expense	(29.8)	(30.3)	(1.7)%	(88.6)	(71.4)	24.1%

INCOME BEFORE INCOME TAXES	8.3	30.5	(72.8)%	28.6	86.6	(67.0)%

INCOME TAX EXPENSE	5.4	12.0	(55.0)%	15.0	34.0	(55.9)%

NET INCOME	2.9	18.5	(84.3)%	13.6	52.6	(74.1)%

NET INCOME PER COMMON SHARE - BASIC	$0.06	$0.37	(83.8)%	0.27	1.06	(74.5)%
NET INCOME PER COMMON SHARE - DILUTED	$0.06	$0.35	(82.9)%	0.27	1.01	(73.3)%

Weighted average common shares:
Basic	50.9	49.9	2.0%	50.6	49.8	1.6%
Diluted	50.9	53.0	(4.0)%	50.8	53.0	(4.2)%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) (In millions, except share and per share amounts)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$232.8	$223.9
Restricted cash	4.9	21.7
Receivables - net of allowance for doubtful accounts of $2.2 and $2.6, respectively	46.1	20.7
Inventories	62.6	60.9
Prepaid expenses and other current assets	18.8	15.6
Deferred income taxes	16.4	16.4
Total current assets	381.6	359.2
Aircraft and other equipment, net	2,948.8	2,860.9
Maintenance deposits	46.4	53.2
Intangible and other assets, net	216.8	220.7
Total assets	$3,593.6	$3,494.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$311.6	$309.0
Accounts payable	26.8	19.3
Accrued liabilities	139.6	142.9
Total current liabilities	478.0	471.2
Long-term debt - less current portion	2,084.3	2,030.2
Deferred credits and other non-current liabilities	92.2	88.1
Deferred income taxes	299.1	284.0
Total liabilities	2,953.6	2,873.5
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share;150,000,000 shares authorized; 60,473,386 and 59,821,243 shares issued and 50,898,905 and 50,024,780 shares outstanding, respectively	—	—
Additional paid-in capital	433.1	427.4
Treasury stock, 9,546,147 shares at cost	(183.9)	(183.9)
Accumulated other comprehensive loss	(2.0)	(2.2)
Accumulated earnings	392.8	379.2
Total stockholders' equity	640.0	620.5
Total liabilities and stockholders' equity	$3,593.6	$3,494.0

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In millions)

	Nine Months Ended September 30,
	2015	2014

NET CASH FROM OPERATING ACTIVITIES	$142.0	$259.4

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(294.4)	(445.6)
Proceeds from sale of aircraft and other assets	89.9	8.6
Aircraft deposits	(6.5)	(20.0)
Change in restricted cash	16.8	(1.8)

NET CASH USED IN INVESTING ACTIVITIES	(194.2)	(458.8)

FINANCING ACTIVITIES:
Payments on debt	(225.3)	(213.2)
Proceeds from debt issuance and refinancing	379.3	397.1
Payments on early extinguishment of debt and refinancing	(91.6)	—
Proceeds from exercise of stock options	2.7	1.3
Purchase of treasury stock	—	(2.1)
Other, net	(4.0)	(2.7)

NET CASH PROVIDED FROM FINANCING ACTIVITIES	61.1	180.4

NET CHANGES IN CASH AND CASH EQUIVALENTS	8.9	(19.0)
CASH AND CASH EQUIVALENTS—Beginning of period	223.9	276.7
CASH AND CASH EQUIVALENTS—End of period	$232.8	$257.7

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

Operating Highlights	Three Months Ended September 30,
	2015	2014	Change

Operating aircraft at period end:
44-50 seats[6]	41	42	(2.4)%
69-99 seats[7]	201	198	1.5%
Block hours[4]	182,488	194,716	(6.3)%
Departures	106,701	110,272	(3.2)%
Passengers carried	5,897,985	5,946,742	(0.8)%
Revenue passenger miles ("RPM") (millions)[1]	2,884	3,011	(4.2)%
Available seat miles ("ASM") (millions)[2]	3,600	3,818	(5.7)%
Passenger load factor[3]	80.1%	78.9%	1.2 pts
Cost per ASM, including interest expense (cents)	9.23	8.36	10.4%
Cost per ASM, including interest expense and excluding fuel expense (cents)	9.18	8.23	11.5%
Average daily utilization of each aircraft (hours)[5]	9.1	9.8	(7.1)%
Average length of aircraft flights (miles)	466	496	(6.0)%

1.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

2.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

3.	Passenger load factor is revenue passenger miles divided by available seat miles.

4.	Hours from takeoff to landing, including taxi time.

5.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

6.
Excludes 11 owned E140 aircraft that were abandoned and four leased E140 aircraft that were permanently parked, eight owned and nine leased E145 aircraft that were temporarily parked, and one owned E135 aircraft and seven owned E145 aircraft that are leased to other operators, as of September 30, 2015. Excludes 11 owned and four leased E140 aircraft that were permanently parked, one owned and 11 leased E145 aircraft that were temporarily parked, and one owned E135 aircraft and 11 owned E145 aircraft that are leased to other operators, as of September 30, 2014.

7.
Excludes two owned and three leased E190 aircraft that were temporarily parked, six leased Q400 aircraft, of which; two were temporarily parked and four that were transitioned to Flybe and three owned E170 aircraft that are leased to other operators, as of September 30, 2015. Excludes two temporarily parked E190 aircraft, three owned E190 aircraft and three owned E170 aircraft that are leased to other operators, as of September 30, 2014.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

Operating Highlights	Nine Months Ended September 30,
	2015	2014	Change

Operating aircraft at period end:
44-50 seats[6]	41	42	(2.4)%
69-99 seats[7]	201	198	1.5%
Block hours[4]	542,413	572,077	(5.2)%
Departures	307,089	320,120	(4.1)%
Passengers carried	16,767,166	16,985,158	(1.3)%
Revenue passenger miles ("RPM") (millions)[1]	8,449	8,612	(1.9)%
Available seat miles ("ASM") (millions)[2]	10,719	10,899	(1.7)%
Passenger load factor[3]	78.8%	79.0%	-0.2 pts
Cost per ASM, including interest expense (cents)[8]	9.25	8.66	6.8%
Cost per ASM, including interest expense and excluding fuel expense (cents)	9.17	8.49	8.0%
Average daily utilization of each aircraft (hours)[5]	9.1	9.5	(4.2)%
Average length of aircraft flights (miles)	489	495	(1.2)%

1.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

2.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

3.	Passenger load factor is revenue passenger miles divided by available seat miles.

4.	Hours from takeoff to landing, including taxi time.

5.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

6.
Excludes 11 owned E140 aircraft that were abandoned and four leased E140 aircraft that were permanently parked, eight owned and nine leased E145 aircraft that were temporarily parked, and one owned E135 aircraft and seven owned E145 aircraft that are leased to other operators, as of September 30, 2015. Excludes 11 owned and four leased E140 aircraft that were permanently parked, one owned and 11 leased E145 aircraft that were temporarily parked, and one owned E135 aircraft and 11 owned E145 aircraft that are leased to other operators, as of September 30, 2014.

7.
Excludes two owned and three leased E190 aircraft that were temporarily parked, six leased Q400 aircraft, of which; two were temporarily parked and four that were transitioned to Flybe and three owned E170 aircraft that are leased to other operators, as of September 30, 2015. Excludes two temporarily parked E190 aircraft, three owned E190 aircraft and three owned E170 aircraft that are leased to other operators, as of September 30, 2014.

8.
Costs (in 2014) includes total operating, interest and impairment expenses offset by fair value gain. Total operating and interest expenses, including impairment and fair value gain is not a calculation based on accounting principles generally accepted in the United States of America and should not be considered as an alternative to total operating expenses. Costs per available seat mile utilizing this measurement is included as it is a measurement recognized by the investing public relative to the airline industry.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to its comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors meaningful measurements of the Company's financial performance.

EBITDA:

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$2.9	$18.5	$13.6	$52.6
Plus:
Income tax expense	5.4	12.0	15.0	34.0
Interest expense	29.8	30.4	89.9	90.0
Depreciation and amortization	46.7	43.7	139.4	127.2
Other impairment charges	—	—	—	19.9
EBITDA	$84.8	$104.6	$257.9	$323.7
EBITDA margin %	24.9%	29.9%	25.3%	31.4%